EXHIBIT 99.1

News & Media

BioCorRx Announces Award of Approximately $3.5 Million NIDA Grant for the Clinical Trial of BICX104, its Implantable Naltrexone Pellet for the Treatment of Opioid Use Disorder

On track to commence the first-in-human clinical trial for BICX104

ANAHEIM, CA, Sept. 01, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire --

BioCorRx Inc. (OTCQB: BICX) (the “Company”), a developer and provider of advanced solutions in the treatment of substance use disorders, announced today that it has been awarded approximately $3.5 million for the second phase of a grant which was awarded by the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health (NIH), under award number UG3DA047925. This phase (UH3) will include a first-in-human clinical trial of BICX104, an implantable biodegradable naltrexone pellet for the treatment of opioid use disorder (OUD), being developed under BioCorRx Pharmaceuticals, Inc., the Company’s controlled R&D subsidiary. This notice of award is the result of the Company’s application under RFA DA-19-002, “Development of Medications to Prevent and Treat Opioid Use Disorders and Overdose (UG3/UH3) (Clinical Trial Optional).” The Company has received a total of approximately $5.7 million for the UG3 phase, announced last year. In May, the Company received clearance from the U.S. Food and Drug Administration (FDA) to proceed to human trials for BICX104. The Company had a previous pre-IND meeting with the FDA, at which time the FDA deemed the abbreviated 505(b)(2) pathway acceptable, as well the opportunity to seek eventual dual indication on the product for OUD and Alcohol Use Disorder (AUD).

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Lourdes Felix, CEO, CFO and Director of BioCorRx Inc., stated, “We have achieved another major milestone for BICX104, a gradual release implantable pellet for opioid use disorder. This award of non-dilutive NIDA grant funding not only builds on the progress we have achieved to date with BICX104, it also substantially covers our financial costs towards FDA approval. We are looking forward to beginning the first-in human clinical trial of BICX104 which will assess longevity, safety, and tolerability of BICX104. We are very excited to move another step closer to bringing BICX104 to market to help people suffering from opioid use disorder. We are striving to begin clinical trials this calendar year if scheduling with our valued partners permits.”

About BioCorRx

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment solutions company offering a unique approach to the treatment of substance use and other related disorders. Beat Addiction Recovery is a substance use disorder recovery program that typically includes BioCorRx’s proprietary Cognitive Behavioral Therapy (CBT) modules along with peer support via mobile app along with medication prescribed by an independent treating physician under their discretion. The UnCraveRx™ Weight Loss Program is also a medication assisted weight loss program; please visit www.uncraverx.com for more information on UnCraveRx™. The Company also conducts R&D under its controlled subsidiary, BioCorRx Pharmaceuticals. For more information on BICX and product pipeline, please visit www.BioCorRx.com.

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Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may dijfer materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

The content presented in this release is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.

BioCorRx Inc.

investors@BioCorRx.com

714-462-4880

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020 x304

bicx@crescendo-ir.com

Source: BioCorRx Inc

Released September 1, 2021

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